EXHIBIT 3.1

HUNT COMPANIES FINANCE TRUST, INC.

ARTICLES SUPPLEMENTARY

Hunt Companies Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as follows:

FIRST:  Under power set forth in Article VI of the charter of the Corporation, the board of directors of the Corporation by duly adopted resolutions has reclassified as authorized and unissued shares of the Corporation’s preferred stock, $0.01 par value per share, without designation of a class or series, all the 1,610,000 shares of preferred stock that were classified as “8.75% Series A Cumulative Redeemable Preferred Stock” pursuant to Articles Supplementary of the Corporation accepted for record by the SDAT on December 20, 2013, as amended by Articles of Amendment of the Corporation accepted for record by the SDAT on May 22, 2014, none of which shares are issued and outstanding.

SECOND:  The reclassification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Corporation or the aggregate par value thereof.

THIRD:  These Articles Supplementary have been approved by the board of directors of the Corporation in the manner and vote required by the Maryland General Corporation Law.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, those matters and facts as set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 15th day of February, 2019.

ATTEST:	HUNT COMPANIES FINANCE TRUST, INC.

/s/ David Oston	/s/ Michael Larsen (SEAL)
David Oston	Michael Larsen
Secretary	President